ARTICLES OF AMENDMENT TO
                    ARTICLES OF INCORPORATION
                                OF
                     MONUMENT RESOURCES, INC.
              (SERIES A CONVERTIBLE PREFERRED STOCK)

     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:  The name of the Corporation is Monument Resources, Inc.

     SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There is hereby established a series of Preferred Stock of the Corporation designated "Series A Convertible Preferred Stock." The number of shares of this series of Convertible Preferred Stock shall be 1,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     1. DIVIDEND PROVISIONS. The holders of the Series A Convertible Preferred Stock are not entitled to receive any dividends.

     2.   LIQUIDATION PREFERENCE.

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the shares of Series A Convertible Preferred Stock shall not be entitled to receive any payment or distribution.

     3. CONVERSION. The Series A Convertible Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions (the "Conversion Rights"):

          (a) REQUIREMENTS FOR CONVERSION. At any time, and from time to time, following the satisfaction of the requirements specified below (the "Conditions to Conversion"), some or all of the outstanding shares of Series A Convertible Preferred Stock, as indicated in subparagraphs 2(a)(i) through
(iii) below, shall be automatically converted into shares of Common Stock in accordance with paragraph 2(b) below:

               (i) 652.173913 shares of Series A Convertible Preferred Stock shall be converted in Common Stock on the earlier of:

                    A. The date on which the Securities and Exchange Commission declares effective a registration statement on Form S-1 which the Corporation files for the purpose of registering the distribution of the shares underlying the Series A Convertible Preferred Stock; or

                    B. The sale of all or any portion of the shares of Common Stock underlying the Series A Convertible Preferred Stock. Such sales must be made in accordance with the provisions of paragraph 4 of the Addendum to Agreement and Plan of Reorganization among the Corporation, Crescent Oil & Gas Corporation and Powerhouse Resources, Inc. dated March 22, 1996 (the "Addendum"). Only those shares sold pursuant to this subparagraph shall be released and they shall be released from time to time as they are sold.

               (ii) 217.3913043 shares of Series A Convertible Preferred
Stock shall be converted into Common Stock according to the same terms as paragraph 3(a)(i) above; provided that in addition the requirements of paragraph 3 of the Addendum shall have been satisfied before the conversion of such shares shall be allowed.

               (iii) 130.4347826 shares of Series A Convertible Preferred Stock shall be converted in accordance with the provisions of subparagraph 3(a)(i) above provided that the Corporation has accepted the Suimork Oil Depot property in accordance with the provisions of paragraph 2 of the Addendum. If the Corporation has rejected the Suimork Oil Depot property, then the
130.4347826 shares of Series A Convertible Preferred Stock shall be cancelled.

          (b) MECHANICS OF CONVERSION. Upon the satisfaction of the respective Conditions to Conversion, the holder of the shares of Series A Convertible Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his preferred stock to common stock. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.

          (c)  CONVERSION RATIO.  Each share of Series A Convertible
Preferred Stock may be converted into four thousand six hundred (4,600) fully paid and nonassessable shares of Common Stock (except as adjusted pursuant to paragraph 3(d) below). In the event that upon conversion of shares of Series A Convertible Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

          (d) ADJUSTMENT OF CONVERSION RATE. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a subdivision of the outstanding Common Stock and not effect a corresponding subdivision of the Series A Convertible Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date.

          (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

          (f)  RESERVATION OF STOCK ISSUABLE UPON CONVERSION.  The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4. STATUS OF CONVERTED OR REACQUIRED STOCK. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

     5. VOTING RIGHTS. The shares of Series A Convertible Preferred Stock shall not have any voting rights.

     6. REDEMPTION PROVISIONS. The shares of Series A Convertible Preferred Stock are not redeemable.

     7. NOTICES. Any notice required to be given to holders of shares of Series A Convertible Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address."

     THIRD: Such Amendment was duly adopted by the Board of Directors of the Corporation on the 21st day of March 1996.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 22nd day of March 1996.

                              MONUMENT RESOURCES, INC.

                              By /s/ A.G. Foust
                                A. G. Foust, President
ATTEST:

/s/ Dru Campbell
Campbell, Secretary
                                                      (PS338.aoa)